AMERIANA NEWS RELEASE


           Ameriana Bancorp
          2118 Bundy Avenue
                 P.O. Box H
        New Castle, Indiana       Contact: Harry J. Bailey
                473622-1048                President and Chief Executive Officer
765-529-2230/1-800-487-2118                (765) 529-2230




          AMERIANA TO CHANGE CLASSIFICATION OF ITS INVESTMENT PORTFOLIO
                        AND LIQUIDATE CERTAIN INVESTMENTS
                          ____________________________
      DECISION EXPECTED TO REDUCE FIRST QUARTER 2002 AFTER-TAX EARNINGS BY
                           APPROXIMATELY $1.9 million

NEW CASTLE,  Ind. (March 19, 2002) - Ameriana  Bancorp (The Nasdaq Stock Market:
ASBI) today announced that it has changed the accounting classification for its investment portfolio from "Held to Maturity" to "Available for Sale," effective as of December 31, 2001. The change in accounting classification stems from the Company's review of its investment portfolio and the determination that recent deterioration in the markets had fundamentally changed the interest rate risk characteristics of these investments and increased the Company's exposure to volatility in future interest income.

     Ameriana's investment portfolio totaled approximately $142 million as of December 31, 2001. The Company's decision to change the classification of its investment portfolio essentially has two effects. The first is its balance sheet impact. Since the change in classification for these investments is effective as of December 31, 2001, the Company will reduce shareholders' equity by the difference between fair value and book value on its investment portfolio as of that date, net of tax. The amount of this charge to shareholders' equity is approximately $700,000, or a $0.22 reduction in year-end book value per share. Ameriana's total stockholders' equity as of December 31, 2001, adjusted for this unrealized depreciation of its Available for Sale investment portfolio at that date, is approximately $42.9 million, representing a book value of $13.63 per share. Total assets at year-end 2001 stood at $552.5 million, including almost $350 million in traditional residential mortgages and consumer or commercial loans.

     The second impact of this decision is from the standpoint of first quarter earnings, inasmuch as Ameriana intends to dispose of most of its investments before the end of the first quarter of 2002. The planned and orderly liquidation of these investments is now underway and will likely result in a loss on disposition of approximately $1.9 million after tax in the first quarter ended March 31, 2002, or about $0.60 per diluted share. Given these expectations, Ameriana expects to report a loss for the first quarter of 2002. Although unable to estimate its earnings for the first quarter of 2002, the Company reported net income of $1.1 million or $0.33 per diluted share in the year-earlier period. The liquidation will have no effect on the Company's earnings for the fourth quarter or year 2001, as reported last month. However, consistent with accounting principles for Available for Sale securities, Ameriana will record the after-tax difference between fair value and book value on its remaining investment portfolio as a charge or credit to shareholders' equity each quarter. Because of the liquidation of most of its investments during the first quarter and the current market value of its remaining investment portfolio, which is substantially equivalent to present book value, the Company currently expects that the reduction in equity recorded at December 31, 2001, will be largely reversed in the first quarter of 2002.

                                     -MORE-

ASBI To Liquidate Certain Investments
Page 2
March 19, 2001


     Commenting on the announcement, Harry J. Bailey, President and Chief Executive Officer, said, "While we regret the need to take these steps, these investments no longer fit our risk profile given the unsettled, uncertain and volatile nature of the market and the possibility that interest rates could move against us. The decelerating speed of prepayments on these instruments during the past two months has been remarkable, significantly extending the practical maturity of our portfolio to a level that is now unacceptable. The alternatives to taking immediate action to mitigate the potential losses, including long-term funding strategies, hedging strategies and partial liquidations, were felt to be inadequate in the circumstances."

     Bailey noted that the proceeds from the liquidation of the Company's investments will be used first to repay short-term borrowings from the Federal Home Loan Bank. This will increase Ameriana's flexibility to retain more of its self-originated loans in portfolio and to purchase loan participations in the region as they become available. The balance of the proceeds will be used to purchase short-term liquid investments, including limited maturity mortgage-backed securities, which present little in the way of interest rate risk compared with the liquidated investments. The Company also will use some proceeds to invest in intermediate-term mortgage-backed securities to provide a balance to its portfolio between interest rate risk reduction and the maintenance of higher net interest income levels.

     Bailey pointed out that the Company's regulatory capital will remain well above required levels at December 31, 2001 and March 31, 2002.

     Ameriana Bancorp is a bank holding company. Through its wholly owned subsidiary, Ameriana Bank and Trust, the Company offers an extensive line of banking services and provides a range of investments and securities products through branches in central Indiana and in the greater Cincinnati, Ohio area. As its name implies, Ameriana Bank and Trust also offers trust and investment management services, has interests in Family Financial Life Insurance Company and Indiana Title Insurance Company, and owns Ameriana Insurance Agency, a full-service insurance agency.

     This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as "will," "expect," "anticipate," and "potential" involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, the amount of losses incurred from the liquidation of certain of the Company's investments, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

                                     -END-